Exhibit 5.12

DÉRI & LOVRECZ

H-1139 Budapest

Váci út 99 floor 1

Hungary

Telephone: +36-1 270 7430

Telefax: +36-1 270 7432

E-mail: solicitors@deri.hu

June 30, 2009

Budapest

Teck Resources Limited

Suite 3300 - 550 Burrard Street

Vancouver, British Columbia V6C 0B3

Teck Hungary Kft.

Ladies and Gentlemen:

We have acted as Hungarian legal counsel to Teck Hungary Kft., a limited liability company organized under the laws of Hungary (the “Hungarian Guarantor”), in connection with the issue by Teck Resources Limited (“Teck”) of (i) $1,315,000,000 aggregate principal amount of 9.75% Senior Secured Notes due 2014 (the “2014 Notes”), $1,060,000,000 aggregate principal amount of 10.25% Senior Secured Notes due 2016 (the “2016 Notes”) and $1,850,000,000 aggregate principal amount of 10.75% Senior Secured Notes due 2019 (the “2019 Notes” and, together with the 2014 Notes and the 2016 Notes, the “Securities”) under an indenture dated as of May 8, 2009 and supplemented as of June 25, 2009 (the “Indenture”), by and between Teck, the Hungarian Guarantor, the other guarantor parties thereto and The Bank of New York Mellon (the “Trustee”) and (ii) exchange securities (the “Exchange Securities”) in exchange for certain of the Securities pursuant to a registration rights agreement (the “Registration Rights Agreement”) dated as of May 8, 2009 by and between Teck, the Hungarian Guarantor, the other guarantor parties thereto and the initial purchasers of the Securities named in the Registration Rights Agreement. Payment of the principal of, and premium, interest and Additional Interest (as defined in the Indenture), if any, on such Exchange Securities will be fully and unconditionally guaranteed, jointly and severally, on a secured, senior basis by the guarantors named therein, also including the Hungarian Guarantor.

This opinion is being furnished to you at the request of the Hungarian Guarantor. Capitalized terms used but not otherwise defined in this letter have the respective meanings given those terms in the Registration Rights Agreement.

In connection with the furnishing of this opinion, we have examined originals, or copies of: (i) the registration statement, and related prospectus, to be filed by Teck, the Hungarian Guarantor and the other co-registrants named therein, with the United Stated Securities and Exchange Commission on July 2, 2009 relating to the offer

The attorneys of Déri & Lovrecz are members of the Budapest Bar Association.

DÉRI & LOVRECZ

by Teck of the Exchange Securities (the “Registration Statement”), (ii) an executed copy of the Registration Rights Agreement, (iii) an executed copy of the Indenture, (iv) the form of the Exchange Securities, (v) executed copies of the guarantees by the Hungarian Guarantor relating to such Exchange Securities (the “Guarantees”) (the Registration Statement, the Registration Rights Agreement, the Indenture, the Exchange Securities and the Guarantees are collectively referred to as the “Documents”), (vi) a copy of an official extract dated the date hereof from the on-line Companies Register of the Companies Registration and Information Agency of the Hungarian Ministry of Justice, relating to the Hungarian Guarantor (the “Extract”), (vii) a copy of the deed of foundation of the Hungarian Guarantor (the “Deed of Foundation”), as last amended on April 23, 2009, (viii) a certified copy of an authorization and direction by Teck, dated May 5, 2009, authorizing and directing the managing directors of the Hungarian Guarantor, among other things, to execute and deliver the Indenture, the Registration Rights Agreement and the Guarantees (ix) a certified copy of a resolution of the managing directors of the Hungarian Guarantor, dated May 5, 2009, whereby it was resolved, among other things, to execute and deliver the Documents and (x) those other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.

In our examination of the documents referred to above, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of all individuals who have executed any of the documents, (iii) the authenticity of all documents and instruments submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of agreements or other documents, (v) the authenticity of the latter documents, and (vi) that the contents of the Extract are true, accurate and materially complete.

In rendering this opinion we have also assumed, without independent investigation that:

(i) the Hungarian Guarantor is at all times solvent, is not under liquidation (“felszámolás”), has not filed for bankruptcy (“csodeljárás iránti kérelmet nem nyújtott be”) and has not resolved on its voluntary dissolution (“nem határozott végelszámolásáról”), it being confirmed hereby that the Extract has revealed no information indicating to the contrary, but it should be noted that this is not conclusive evidence that no such event has occurred; and

(ii) each of the Documents has been duly authorized, executed and delivered by and is within the capacity and power of all the parties thereto (such assumption not extending however to the authorization, execution and delivery by and the capacity and power of the Hungarian Guarantor).

We express no opinion as to any tax laws and any laws other than the laws of the Republic of Hungary. This opinion shall be governed by and shall be construed and have effect in accordance with the laws of the Republic of Hungary as in force on the date hereof.

DÉRI & LOVRECZ

Based upon the foregoing and subject to the qualifications listed below, and subject to any factual matters, documents and events not disclosed to us by or on behalf of the Hungarian Guarantor, we are on the date hereof of the following opinion:

(i) the Hungarian Guarantor is duly incorporated, validly existing and is in good standing in the Republic of Hungary with the corporate power and authority to carry on business and own property and assets;

(ii) the Hungarian Guarantor has the requisite corporate power and authority to execute, deliver and perform its obligations under the Documents;

(iii) the Documents have been duly authorized, executed and delivered by the Hungarian Guarantor;

(iv) the execution and delivery by the Hungarian Guarantor of the Documents and performance of its obligations thereunder have been authorized by all necessary action and do not violate its organizational documents or the laws of the Republic of Hungary; and

(v) no consent, approval, authorization, order, registration or qualification of or with any court, arbitrator, or governmental or regulatory authority is required for the execution, delivery and performance by the Hungarian Guarantor of the Documents, or for compliance by the Hungarian Guarantor with the terms of the Documents, or for the consummation of the transactions contemplated by the Documents.

This opinion is subject to the following qualifications:

A.	This opinion is limited by any applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors in general and statutory provisions with regard to fraudulent preference.

B.	This opinion does not extend to the branch office of the Hungarian Guarantor established in the Grand Duchy of Luxembourg and the business carried on by such branch office.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.

We further consent to the reliance on and use of this opinion by Teck’s counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP for issuance of its opinion letter in connection with the transactions contemplated by the Documents.

Yours sincerely,

/s/ Deri & Lovrecz
Deri & Lovrecz

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